EXHIBIT 99.1

Hooker Furniture Achieves Double-Digit Sales, Income Gains in Second Quarter

MARTINSVILLE, Va., Sept. 09, 2021 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $162.5 million for its fiscal 2022 second quarter ended August 1, 2021, a $32.0 million, or 25%, increase compared to the prior year period.

Net income for the second quarter was $7.5 million, or $0.62 per diluted share, a 29% increase from a year ago.

Consolidated operating income for the fiscal 2022 second quarter was $9.7 million versus $7.5 million in the prior year period, and operating margin improved moderately despite higher freight and raw material costs and ongoing shortages of ocean vessel and trucking capacity.

“For the second consecutive quarter, Hooker Furnishings achieved double-digit sales and profitability increases, with all three of our reportable segments posting year-over-year sales gains of more than 20%,” said Jeremy Hoff, chief executive officer and director of Hooker Furnishings. “While we expected sizable improvements compared to the early months of the pandemic a year ago, we continue to surpass our goal to return to our pre-pandemic growth track. Consolidated sales were up over $10 million compared to the second quarter of fiscal 2020, and profits were up about 79% compared to the same quarter.”

In addition, “Consumer and retail demand remain historically strong, with consolidated backlogs nearly double and incoming orders up 27% over last year for the six-month period,” Hoff added.

“While industry-wide demand continues to be high, we’re facing significant headwinds on the supply side that will impact us in the short term,” said Hoff. “The surge of the Delta variant of COVID-19 has caused factories in our source countries of Vietnam and Malaysia to close, with reopening prospects currently uncertain. In addition, global logistics challenges with higher freight and transit costs and lower transportation capacity, along with raw materials inflation and some labor shortages, remain ongoing.”

“We believe we are utilizing all available levers to help mitigate these headwinds, and we remain optimistic about our long-term position as we work our way through these transitory disruptions,” Hoff said.

For the fiscal 2022 first half, consolidated net sales were $325.4 million, an increase of $90.2 million or 38%, and net income was $16.9 million, or $1.40 per diluted share, compared to a net loss of $29.0 million or ($2.46) per diluted share, all compared to the prior year first half. The loss a year ago in the first half was due to non-cash impairment charges related to a write-down of goodwill and tradenames in the Home Meridian segment and goodwill in the Shenandoah division prompted by the impact of the COVID-19 downturn.

Segment Reporting: Hooker Branded

“The Hooker Branded Segment again had an exceptionally strong quarter, exceeding management’s expectations in sales, profitability, product flow and efficiency,” Hoff said.  Net sales increased by $11.1 million or 29%, versus the prior year period. Incoming orders increased by 38%, and the backlog tripled as compared to the prior-year second quarter.

Operating income for the fiscal 2022 second quarter was $8.9 million, or 17.9% of net sales, compared to $6.1 million or 15.7% of net sales in the prior-year second quarter.

“We attribute our strong sales and profitability performance in the Hooker Branded Segment to industry-wide demand and the dramatic improvements and expansions of our product lines,” said Hoff, adding that the recent June High Point International Market was “the biggest in written orders since April 2016. The Commerce & Market collection, with pricing, scale and styling targeting Millennials, was one of our largest accent furniture launches in our company’s history. In addition, our strategy to rationalize our stocking inventory to focus on top sellers is helping us maximize shipping and production capacity, product flow and cash utilization,” Hoff said.

Segment Reporting: Home Meridian

HMI’s second quarter sales were $87 million, up approximately 23% over the prior year.  Revenues were boosted by continued strong retail demand versus weak shipments during the second quarter last year due to Covid-19-related disruptions.  “Year to date, we have seen a strong sales rebound with our traditional furniture channel retail base, as those customers pick up share lost to emerging channels during the opening months of the pandemic shutdowns last year.  These emerging channel declines are the result of exceptionally strong demand in the prior year period,” he said.

“Lower allowances, reduced fixed and other operating expenses were all favorable, but not enough to mitigate the impact of all-time record freight costs,” Hoff said. The Home Meridian segment finished the quarter at essentially breakeven due to all the factors discussed above.

Incoming orders increased by about 4% as compared to the fiscal 2022 first quarter but decreased by 35% compared to the prior year second quarter when business rebounded dramatically after the height of the initial Covid crisis. Backlog at the end of the quarter was 62% higher than the prior year’s second quarter.

Segment Reporting: Domestic Upholstery

The Domestic Upholstery Segment net sales increased by $5.0 million or 28.7% in the fiscal 2022 second quarter compared to the prior year quarter due to significant sales increases at Bradington-Young and Shenandoah and to a lesser extent at Sam Moore.

Operating income for the fiscal 2022 second quarter was $457,000 or 2.0% of net sales compared to a small operating loss in the prior-year second quarter.

Backlogs at all three divisions were at historical highs, and incoming orders increased by 73% as compared to the prior year second quarter.  “Profitability for the quarter was negatively impacted in May due to ongoing foam shortages which improved in June and July.  A three-week production month in July also had an impact. There’s a lot of optimism in the Domestic Upholstery segment for the second half of the year,” said Hoff. “In addition to strong demand, we have seen stabilization of some raw materials issues such as foam allocation shortages. Our management focus is on servicing backlog with quality product and speed of delivery improvement which should drive increased profitability.”

Segment Reporting: All Other

All Other’s net sales decreased by $307,000 or 10% in the fiscal 2022 second quarter as compared to the prior year period due to an 11.3% sales decrease at H Contract. Operating income for the fiscal 2022 second quarter was $232,000 or 8.5% of net sales, compared to $350,000 or 11.5% of net sales in the prior year period.

As the retirement living market begins to slowly recover, H Contract incoming orders were up 6.4% over the prior-year second quarter, and backlog was 49% higher than the prior-year quarter end.

Cash, Debt and Inventory

Cash and cash equivalents stood at $37.4 million at fiscal 2022 second quarter-end, a decrease of $28.4 million compared to the balance at fiscal 2021 year-end due primarily to a $33.4 million increase in inventory as we continue to build inventories to meet increased customer demand and prepare for the holiday selling season.

Accounts receivable balances increased by $15 million as the result of increased net sales. We used existing cash on hand to pay $4.3 million in cash dividends to our shareholders and $3.5 million of capital expenditures to enhance our business systems and facilities.

Outlook

“In the current environment, supply chain and logistics continue to be our biggest challenges,” Hoff said. “The recent temporary Covid-related factory shutdowns in Vietnam and Malaysia in particular will have negative ripple effects throughout the global supply chain for some time.”

“Our Hooker Branded and Domestic Upholstery segments, where we have better ability to keep more product flowing and to ship from our significant US and Asia warehousing capacity is less challenged than Home Meridian, since Home Meridian ships primarily to larger customers via container and is more quickly impacted by factory shutdowns. Consequently, we expect our second-half net sales and income to be adversely affected by these challenges, particularly in our Home Meridian segment.”

“Our strong balance sheet and variable cost business model give us confidence that we can weather the current industry-wide challenges and should allow us to take advantage of the healthy consumer demand environment and long-term positive economic indicators and demographic trends for home-related industries,” Hoff concluded.

Dividends

On September 2, 2021, the Company’s board of directors declared a quarterly cash dividend of $0.18 per share, payable on September 30, 2021, to shareholders of record at September 16, 2021.

Conference Call Details

Hooker Furniture will present its fiscal 2022 second quarter financial results via teleconference and live internet web cast on Thursday morning, September 9, 2021 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877.665.2466 and the number for international callers is 678.894.3031. The conference ID number is 6962007. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 98th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2020 shipments to U.S. retailers, according to a 2021 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings, and HMidea, 2019 start-up that provides better-quality, ready-to-assemble furniture to mass marketers and e-commerce customers and includes our Clubs channel. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates distribution centers in North Carolina, Virginia, Georgia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) The effect and consequences of the coronavirus (COVID-19) pandemic or future pandemics on a wide range of matters including but not limited to U.S. and local economies; our business operations and continuity; the health and productivity of our employees; and the impact on our global supply chain, the retail environment and our customer base; (2) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the prior U.S. administration’s imposition of a 25% tariff on certain goods imported into the United States from China including almost all furniture and furniture components manufactured in China, which is still in effect, with the potential for additional or increased tariffs in the future; (4) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs, including the price and availability of shipping containers, vessels and domestic trucking, and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (5) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (6) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (7) difficulties in forecasting demand for our imported products; (8) risks associated with product defects, including higher than expected costs associated with product quality and safety, and regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, including product liability claims and costs to recall defective products, and the adverse effects of negative media coverage; (9) disruptions and damage (including those due to weather) affecting our Virginia, North Carolina or California warehouses (and our new Georgia warehouse when occupied), our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (10) risks associated with our newly leased warehouse space in Georgia, including delays in construction and occupancy and risks associated with our move to the facility, including information systems, access to warehouse labor and the inability to realize anticipated cost savings; (11) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (12) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (13) our inability to collect amounts owed to us or significant delays in collecting such amounts; (14) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (15) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (16) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (17) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (18) capital requirements and costs; (19) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (20) the cost and difficulty of marketing and selling our products in foreign markets; (21) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (22) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (23) price competition in the furniture industry; (24) competition from non-traditional outlets, such as internet and catalog retailers; (25) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture; and (26) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Aug 1,	Aug 2,	Aug 1,	Aug 2,
	2021	2020	2021	2020

Net sales	$162,519	$130,537	$325,379	$235,134

Cost of sales	130,802	103,537	260,080	189,480

Gross profit	31,717	27,000	65,299	45,654

Selling and administrative expenses	21,460	18,892	42,204	38,070
Goodwill impairment charges	-	-	-	39,568
Trade name impairment charges	-	-	-	4,750
Intangible asset amortization	596	596	1,192	1,192

Operating income/(loss)	9,661	7,512	21,903	(37,926)

Other income/(expense), net	21	(10)	27	(51)
Interest expense, net	23	118	54	327

Income/(loss) before income taxes	9,659	7,384	21,876	(38,304)

Income tax expense/(benefit)	2,192	1,610	4,966	(9,259)

Net income/(loss)	$7,467	$5,774	$16,910	$(29,045)

Earnings/(Loss) per share
Basic	$0.63	$0.49	$1.42	$(2.46)
Diluted	$0.62	$0.48	$1.40	$(2.46)

Weighted average shares outstanding:
Basic	11,850	11,824	11,842	11,811
Diluted	11,993	11,853	11,985	11,811

Cash dividends declared per share	$0.18	$0.16	$0.36	$0.32

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In thousands)
(Unaudited)
	For the
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	Aug 1,	Aug 2,	Aug 1,	Aug 2,
	2021	2020	2021	2020

Net income/(loss)	$7,467	$5,774	$16,910	$(29,045)
Other comprehensive income (loss):
Amortization of actuarial loss	100	84	201	168
Income tax effect on amortization	(24)	(20)	(48)	(40)
Adjustments to net periodic benefit cost	76	64	153	128

Total Comprehensive Income/(Loss)	$7,543	$5,838	$17,063	$(28,917)

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	August 1,	January 31,
	2021	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$37,411	$65,841
Trade accounts receivable, net	98,294	83,290
Inventories	103,595	70,159
Prepaid expenses and other current assets	7,783	4,432
Total current assets	247,083	223,722
Property, plant and equipment, net	27,965	26,780
Cash surrender value of life insurance policies	26,332	25,365
Deferred taxes	12,504	14,173
Operating leases right-of-use assets	26,176	34,613
Intangible assets, net	25,045	26,237
Goodwill	490	490
Other assets	2,413	893
Total non-current assets	120,925	128,551
Total assets	$368,008	$352,273

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$40,685	$32,213
Accrued salaries, wages and benefits	6,979	7,136
Income tax accrual	917	501
Customer deposits	7,557	4,256
Current portion of lease liabilities	5,942	6,650
Other accrued expenses	2,848	3,354
Total current liabilities	64,928	54,110
Deferred compensation	10,848	11,219
Lease liabilities	21,801	29,441
Total long-term liabilities	32,649	40,660
Total liabilities	97,577	94,770

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,924 and 11,888 shares issued and outstanding on each date	53,473	53,323
Retained earnings	217,613	204,988
Accumulated other comprehensive loss	(655)	(808)
Total shareholders’ equity	270,431	257,503
Total liabilities and shareholders’ equity	$368,008	$352,273

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	For the Twenty-Six Weeks Ended
	Aug 1,	Aug 2,
	2021	2020
Operating Activities:
Net income/(loss)	$16,910	$(29,045)
Adjustments to reconcile net income to net cash
provided by operating activities:
Goodwill and intangible asset impairment charges	-	44,318
Depreciation and amortization	3,583	3,365
Deferred income tax expense/(benefit)	1,621	(10,665)
Non-cash restricted stock and performance awards	150	1,046
Provision for doubtful accounts and sales allowances	(340)	3,396
Gain on life insurance policies	(704)	(651)
Changes in assets and liabilities
Trade accounts receivable	(14,663)	17,142
Inventories	(33,435)	25,106
Income tax recoverable	-	751
Prepaid expenses and other current assets	(4,663)	(1,261)
Trade accounts payable	8,362	(1,391)
Accrued salaries, wages and benefits	(158)	(726)
Accrued income taxes	417	975
Customer deposits	3,302	977
Operating lease liabilities	89	678
Other accrued expenses	(507)	(867)
Deferred compensation	(171)	20
Net cash (used in)/provided by operating activities	(20,207)	53,168

Investing Activities:
Purchases of property, plant and equipment	(3,465)	(484)
Premiums paid on life insurance policies	(473)	(453)
Proceeds received on life insurance policies	-	673
Net cash used in investing activities	(3,938)	(264)

Financing Activities:
Cash dividends paid	(4,285)	(3,796)
Payments for long-term debt	-	(2,929)
Cash used in financing activities	(4,285)	(6,725)

Net (decrease)/increase in cash and cash equivalents	(28,430)	46,179
Cash and cash equivalents at the beginning of year	65,841	36,031
Cash and cash equivalents at the end of year	$37,411	$82,210

Supplemental schedule of cash flow information:
Income taxes paid, net	$2,929	$220
Interest paid, net	1	295

Supplemental schedule of noncash investing activities:
Decrease in lease liabilities arising from changes in right-of-use assets	$(4,919)	$(1,987)
Increase in property and equipment through accrued purchases	111	41

Table V
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
NET SALES AND OPERATING INCOME/(LOSS) BY SEGMENT
(In thousands)
Unaudited

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
August 1, 2021			August 2, 2020		August 1, 2021		August 2, 2020
		% Net		% Net		% Net		% Net
Net Sales		Sales		Sales		Sales		Sales
Hooker Branded	$49,929	30.7%	$38,820	29.7%	$101,268	31.1%	$65,982	28.1%
Home Meridian	87,323	53.7%	71,168	54.6%	171,732	52.8%	128,833	54.7%
Domestic Upholstery	22,532	13.9%	17,507	13.4%	47,025	14.5%	34,290	14.6%
All Other	2,735	1.7%	3,042	2.3%	5,354	1.6%	6,029	2.6%
Consolidated	$162,519	100%	$130,537	100%	$325,379	100%	$235,134	100%

Operating income/(loss)
Hooker Branded	$8,929	17.9%	$6,090	15.7%	$18,371	18.1%	$7,423	11.2%
Home Meridian	43	0.0%	1,083	1.5%	908	0.5%	(29,265)	-22.7%
Domestic Upholstery	457	2.0%	(10)	-0.1%	2,145	4.6%	(16,820)	-49.1%
All Other	232	8.5%	349	11.5%	479	8.9%	736	12.2%
Consolidated	$9,661	5.9%	$7,512	5.8%	$21,903	6.7%	$(37,926)	-16.1%

For more information, contact:

Jeremy R. Hoff
Chief Executive Officer and Director
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949